Exhibit A-1


                                                             Rule 424(b)(3)
                                                          File No. 33-49401


          PRICING SUPPLEMENT NO. 7, DATED FEBRUARY 27, 1996
          (To Prospectus dated April 15, 1994
          and Prospectus Supplement dated April 15, 1994)

          NATIONAL FUEL GAS COMPANY

          (Medium-Term Notes, Series C)

          Trade Date:   February 27, 1996

          Principal Amount:   $100,000,000

          Price to Public:   At varying prices as described below

          Issue Date:    March 1, 1996 (the Offered Notes
                            will bear interest from March 1, 1996)

          Maturity Date:   March 1, 1999

          Interest Rate:   5.58%

          Underwriting Discounts and Commissions:   .35%

          Proceeds to the Company:   $99,650,000

          Redemption Terms:   Non-Redeemable


                                     UNDERWRITING

                    Subject to the terms and conditions set forth in a Terms Agreement, dated February 27, 1996 between Bear, Stearns & Co. Inc. (the "Purchaser") and the Company (the "Terms Agreement"), the Purchaser has agreed to purchase from the Company, and the Company has agreed to sell to the Purchaser, as principal, $100,000,000 principal amount of the Offered Notes.

                    The Company has been advised by the Purchaser that it proposes to offer the Offered Notes to one or more investors or other purchasers, including other dealers, from time to time in one or more transactions, including negotiated transactions, at varying prices related to prevailing market prices at the time of resale.

                    Under the terms and conditions of the Terms Agreement, the Company has agreed that during the period ending on the Issue Date set forth above, it will not offer for sale, issue or sell, or enter into any agreement to offer for sale, issue or sell, any securities of the Company having terms substantially similar to those of the Offered Notes.

                                 COMPANY UNDERTAKING

                    The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the accompanying Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to therein which have been or may be incorporated in the accompanying Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Curtis W. Lee, General Manager - Finance, National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203, telephone (716) 857-7812.

                                       EXPERTS

                    The financial statements incorporated in the accompanying Prospectus by reference to the Annual Report on Form 10-K, for the year ended September 30, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    The information incorporated in the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K, for the fiscal year ended September 30, 1995, relating to the oil and gas reserves of Seneca Resources Corporation, which has been specifically attributed to Ralph E. Davis Associates, Inc., has been reviewed and verified by that firm and has been included herein in reliance upon the authority of said firm as an expert.